Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3/A Forms S-3/A (File No. 333-226923), on Forms S-3 (File No. 333-273357, 333-271434, 333-253679, 333-249707, 333-233199, 333-230553 and 333-229024), and on Forms S-8 (File No. 333-274965, 333-266729, and 333-237162) of Workhorse Group Inc. of our report dated August 29, 2025, except for the effects of the restatement discussed in Note 1, as to which the date is February 25, 2026, with respect to the consolidated financial statements at December 31, 2024 of Motiv Power Systems, Inc. appearing in this Annual Report of Workhorse Group Inc. on Form 10K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

Costa Mesa, California
March 31, 2026